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                                                                    CONFIDENTIAL


                                SUPPLY AGREEMENT


         THIS SUPPLY AGREEMENT (this "Agreement") is entered into and effective this 1st day of October, 2000 (the "Effective Date") by and between PPG INDUSTRIES, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, U.S.A., having its principal place of business at One PPG Place, Pittsburgh, Pennsylvania 15272 ("PPG"), and UNIVERSAL DISPLAY CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, U.S.A., having a principal place of business at 375 Phillips Boulevard, Ewing, New Jersey 08618 ("UDC").

         WHEREAS:

                  1. PPG possesses technical, manufacturing and business know-how, as well as development resources and capabilities relating to various chemical products;

                  2. UDC is the owner and/or licensee of technology related to, and has expertise in the development and use of, organic light-emitting devices ("OLEDs");

                  3. PPG and UDC have agreed to utilize certain PPG research and development capabilities, facilities and equipment, and the parties' respective personnel and Know-How, to develop new and/or improved OLED Chemicals pursuant to the Development Agreement by and between the parties as of the date hereof; and

                  4. UDC desires to establish an assured supply of certain OLED Chemicals to UDC and UDC's licensees, and has agreed to enter into a long-term business relationship whereby PPG manufactures and is the exclusive supplier of certain OLED Chemicals, and non-exclusive supplier of other OLED Chemicals, to UDC for its own use and for resale to UDC's Licensees on the terms and conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

                             ARTICLE 1 - DEFINITIONS

         Whenever used in this Agreement, unless otherwise clearly indicated in the context, the following terms shall have the meanings as defined in this Article. As used herein, the singular includes the plural and vice versa.

         1.1 "Average Royalties" means the weighted average sales royalty percentage paid to UDC by certain unaffiliated UDC Licensees for license rights to use any Patents or Know-How respecting UDC's OLED technology to make and sell OLEDs. This weighted average shall be calculated as of January 1, 2003, and annually thereafter, using the [The confidential material contained herein has been omitted and has been separately filed with the Commission.] during the immediately preceding calendar year or, [The confidential material contained herein has been omitted and has been separately filed with the Commission.].


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         1.2 "Competitive OLED Chemicals" means OLED Chemicals that are claimed in or covered by any relevant issued Patents, respecting their compositions of matter, methods of production, and/or uses in OLEDs, not owned by or licensed to UDC.

         1.3 "Confidential Information" of a party shall include all trade secret, confidential and/or proprietary information of such party, whether of a technical, engineering, operational, financial or marketing nature (including, without limitation, their respective proprietary materials), that is (i) in writing and marked as "Trade Secret," "Confidential," "Proprietary" or with words of a similar nature; or (ii) orally disclosed and clearly identified as "Trade Secret," "Confidential" or "Proprietary" at the time of such disclosure and confirmed in writing as such within thirty (30) days following such oral disclosure.

         1.4 "Cost Margin Percentage" means [The confidential material contained herein has been omitted and has been separately filed with the Commission.], with such percentage being increased or decreased (but never above [The confidential material contained herein has been omitted and has been separately filed with the Commission.] on January 1, 2004, and annually thereafter, by the percentage increase or decrease in Average Royalties, if any, since Average Royalties were last determined. The parties acknowledge that the Cost Margin Percentage is based on an initial gross margin percentage of [The confidential material contained herein has been omitted and has been separately filed with the Commission.], such that, in example, if PPG's Product Costs were one ($1) dollar, then PPG would then be entitled to a payment of [The confidential material contained herein has been omitted and has been separately filed with the Commission.], which is equal to a [The confidential material contained herein has been omitted and has been separately filed with the Commission.] gross margin based on a selling price of [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

         1.5 "Developed Technology" shall have the meaning ascribed to such term under the Development Agreement.

         1.6 "Development Agreement" means the Development and License Agreement entered into by and between the parties as of the date hereof.

         1.7 "Development Program" shall have the meaning ascribed to such term under the Development Agreement.

         1.8 "Gross Margin" means PPG's Product Costs divided by the Cost Margin Percentage, with such quotient reduced by the amount of PPG's Product Costs.

         1.9 "Know-How" means trade secrets, know-how and other unpatented technical and/or proprietary information, data, specifications, plans, drawings, designs, copyrights, blueprints, formulae, processes and other similar items and materials.

         1.10 "Maximum Quarterly Amount" means the maximum aggregate quantity of all Products that PPG shall be obligated to supply to UDC hereunder during any calendar quarter, which maximum aggregate quantity shall initially be [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. Such maximum aggregate quantity may be increased by mutual written agreement of the parties from time to time.

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         1.11 "Non-Proprietary OLED Chemicals" means OLED Chemicals other than
Proprietary OLED Chemicals, including, without limitation, the OLED Chemicals identified as Non-Proprietary OLED Chemicals on Exhibit B attached hereto. The parties acknowledge that a Non-Proprietary OLED Chemical may become a Proprietary OLED Chemical in the future should it meet the definition thereof.

         1.12 "OLED Chemicals" means organic or organometallic molecules or compounds positioned between the two electrodes in a device that radiates light by applying electrical current or voltage to the electrodes.

         1.13 "Patents" means United States and foreign patents and patent applications, together with all divisions, continuations, continuations-in-part, reissues, re-examinations, renewals and extensions of the same.

         1.14 "Person" or "person" means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust or other legal entity.

         1.15 "PPG's Product Costs" means all of PPG's costs of producing and supplying the Product in question, the categories of which shall be specified on Exhibit A attached hereto, as the same may be amended by mutual agreement of the parties from time to time.

         1.16 "PPG's Sales Revenues" means total net sales revenues by PPG from sales or other dispositions of OLED Chemicals to third parties as permitted hereunder, as determined under generally accepted accounting principles in the United States of America and as used for the preparation of PPG's published financial statements. To the extent, if any, that net sales revenues accrued for a given period are required to be increased or decreased, as the case may be, in a subsequent period by an expense or credit in that subsequent period and in conformance with such generally accepted accounting principles, PPG's Sales Revenues for that subsequent period shall be adjusted by such expense or other charge.

         1.17 "Princeton License Agreement" means that Amended License Agreement by and among UDC, The Trustees of Princeton University ("Princeton University") and the University of Southern California ("USC"), dated as of October 9, 1997, as the same has been and may be amended from time to time provided that any amendment does not materially alter the rights or obligations of the parties under this Agreement.

         1.18 "Products" means (i) all Proprietary OLED Chemicals, and (ii) any Non-Proprietary OLED Chemicals that UDC uses, or intends to use, for commercial production of OLEDs, or resells, or intends to resell, to UDC Licensees.

         1.19 "Product Specifications" means, with respect to each Product supplied hereunder, the mutually agreed upon written analytical specifications for such Product, and for its packaging, storage and shipment. Such specifications may be amended by mutual written agreement of the parties from time to time.

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         1.20 "Proprietary OLED Chemicals" means all Tier I Proprietary OLED
Chemicals and Tier II Proprietary OLED Chemicals, including, without limitation, the OLED Chemicals identified as Proprietary OLED Chemicals on Exhibit B attached hereto; provided, however, that any Tier II Proprietary OLED Chemical which is or becomes generally available from one or more suppliers other than PPG, in commercial quantities and at purities reasonably acceptable for use in the production of OLEDs, and without UDC having provided any such other suppliers with any UDC Proprietary Materials for Chemicals or any other assistance in the development of such OLED Chemical (other than informing them of the Product Specifications that the OLED Chemical must meet), shall, as of such date, no longer be considered a Proprietary OLED Chemical for purposes of this Agreement, but instead shall thereafter be considered a Non-Proprietary OLED Chemical.

         1.21 "Tier I Proprietary OLED Chemicals" means OLED Chemicals that are claimed in any UDC Chemical Patents respecting their compositions of matter and/or methods of production.

         1.22 "Tier II Proprietary OLED Chemicals" means OLED Chemicals that are not Tier I Proprietary OLED Chemicals, but that (i) are claimed in any UDC Chemical Patents respecting their uses in OLEDs; or (ii) are prepared using any UDC Chemical Know-How and, due to such preparation, have unique characteristics that materially impact their performance in OLEDs.

         1.23 "UDC Licensees" means persons to whom UDC licenses any Patents or Know-How respecting its OLED technology.

         1.24 "UDC Licensee Prospects" means persons with whom UDC is engaged in bona fide negotiations or discussions to license any Patents or Know-How respecting its OLED technology, which persons have been identified to PPG by UDC in writing.

         1.25 "UDC Chemical Know-How" means any and all Know-How relating to OLED Chemicals or methods of producing OLED Chemicals, or that might reasonably be useful in connection with producing OLED Chemicals, that UDC owns or otherwise is authorized to disclose and license or sublicense to PPG hereunder, including, without limitation, any such Know-How constituting Developed Technology and any such Know-How acquired or licensed by UDC from Princeton University or USC under the Princeton License Agreement or such other agreements, whether prior to or after the Effective Date.

         1.26 "UDC Chemical Patents" means the Patents listed in Exhibit C attached hereto and any and all other Patents, whether or not currently existing, that claim or cover any OLED Chemicals or methods of producing OLED Chemicals, or any methods or processes that might reasonably be useful in connection with producing OLED Chemicals, and that UDC is authorized to license or sublicense to PPG hereunder, including, without limitation, any such Patents claiming Developed Technology and any such Patents acquired or licensed by UDC from Princeton University or USC under the Princeton License Agreement or such other agreements, whether prior to or after the Effective Date.

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         1.27 "[The confidential material contained herein has been omitted and has been separately filed with the Commission.]" means [The confidential material contained herein has been omitted and has been separately filed with the Commission.], as determined under generally accepted accounting principles in the United States of America and as used for the preparation of UDC's published financial statements. As used herein, [The confidential material contained herein has been omitted and has been separately filed with the Commission.], plus an allocation of general and administrative costs and research and development costs [The confidential material contained herein has been omitted and has been separately filed with the Commission.] To the extent, if any, that any such [The confidential material contained herein has been omitted and has been separately filed with the Commission.] for a given period are required to be increased or decreased, as the case may be, in a subsequent period by an expense or credit in that subsequent period and in conformance with such generally accepted accounting principles, [The confidential material contained herein has been omitted and has been separately filed with the Commission.] for that subsequent period shall be adjusted by such expense or other charge.

         1.28 "UDC Proprietary Materials for Chemicals" means all UDC Chemical Patents, UDC Chemical Know-How, and Developed Technology, as well as the Product Specifications.

         1.29 "Waste" means any "hazardous substance", "hazardous material" and/or "hazardous waste" as provided under any environmental law, rule or regulation, as well as any other waste material, pollutant and/or contaminant of any kind including, without limitation, any routine process waste or any by-product arising from the manufacture of any OLED Chemical hereunder.

              ARTICLE 2 - APPOINTMENT AND OBLIGATION TO MANUFACTURE

         2.1 Subject to the terms and conditions of this Agreement, UDC hereby appoints PPG as its exclusive supplier of Products for its use for commercial production of OLEDs and for resale to UDC Licensees and UDC Licensee Prospects during the term of this Agreement. During the term of this Agreement, UDC shall not, except in such limited quantities as are necessary for demonstration, testing, evaluation and/or research and development purposes, or as otherwise permitted hereunder: (i) sell or otherwise supply Products for use in OLEDs, except those provided by PPG hereunder, to UDC Licensees or UDC Licensee Prospects, (ii) enter into any partnership, joint venture or similar arrangement with any other manufacturer of OLED Chemicals for the purpose of using such Products for commercial production of OLEDs or for supplying Products to UDC Licensees or UDC Licensee Prospects for use in OLEDs; or (iii) grant any other person a license to make or sell Products for use in OLEDs.

         2.2 UDC shall, in conducting business with UDC Licensees, promote PPG as UDC's exclusive supplier of Products for use in OLEDs. In addition, UDC shall use commercially reasonable efforts to cause each UDC Licensee to enter into a supply agreement with UDC, pursuant to which such UDC Licensee agrees to purchase all of its requirements for commercial quantities of Products for use in OLEDs from UDC during the term of this Agreement. Said efforts shall include bona fide attempts to do the following; provided, however, that nothing in this Agreement shall require UDC to violate any applicable antitrust or other similar laws or engage in patent misuse in performing its obligations hereunder:

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                  2.2.1 cause an exclusive supplier provision to be included within the license agreement UDC executes with each UDC Licensee, pursuant to which such UDC Licensee agrees to obtain its requirements for commercial quantities of Products for use in OLEDs during the term of this Agreement by purchasing Products supplied by PPG hereunder;

                  2.2.2 cause the execution of supply agreements between UDC and each UDC Licensee without undue delay; and

                  2.2.3 condition the performance warranties, if any, with respect to the OLEDs manufactured by each UDC Licensee upon such licensee's use of Products supplied by PPG hereunder.

The provisions of Sections 2.2.1 through 2.2.3, Section 2.3 and the last sentence of Section 2.2 shall not apply to the currently contemplated agreement between UDC and [The confidential material contained herein has been omitted and has been separately filed with the Commission.], provided that (i) UDC is otherwise in compliance with the terms of this Agreement including, without limitation, the provisions of Section 2.1, and (ii) such agreement with [The confidential material contained herein has been omitted and has been separately filed with the Commission.] is amended to provide either that (a) [The confidential material contained herein has been omitted and has been separately filed with the Commission.] cannot manufacture any OLED Chemicals, or (b) the agreement is not assignable or transferable by [The confidential material contained herein has been omitted and has been separately filed with the Commission.] in any event; provided further that notwithstanding the foregoing,
Section 2.3 of this Agreement shall apply to the agreement with [The confidential material contained herein has been omitted and has been separately filed with the Commission.] if all or substantially all of the assets of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] are acquired by a third party or if the shareholders of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] approve a merger, consolidation, share exchange, division or other disposition as a result of which the shareholders of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] immediately prior to the transaction will not own a majority of the voting power of the surviving or resulting corporation or any corporation which acquires the stock of [The confidential material contained herein has been omitted and has been separately filed with the Commission.], with the result that [The confidential material contained herein has been omitted and has been separately filed with the Commission.] materially increases its manufacture or purchases of OLED Chemicals as compared with its manufacture or purchase of OLED Chemicals prior to such event.

         2.3 In the event that any UDC Licensee produces or obtains commercial quantities of any Product for use in OLEDs from a source other than the quantities of such Product supplied to UDC hereunder, except as expressly stated to the contrary in this Agreement, UDC agrees to [The confidential material contained herein has been omitted and has been separately filed with the Commission.] UDC shall use reasonable best efforts to obtain or, if unavailable, calculate whether and to what extent any UDC Licensee produces or obtains commercial quantities of any Product for use in OLEDs from a source other than UDC. Should a UDC Licensee desire to produce the Product or obtain it from another supplier for use in OLEDs, UDC would be permitted to grant the UDC Licensee or its supplier a license to manufacture the Product solely for use by such UDC Licensee ([The confidential material contained herein has been omitted and has been separately filed with the Commission.] regardless of whether the Product is supplied by the Licensee, its supplier or any sublicensee); provided, however, that nothing herein shall require PPG to transfer any technology to such UDC Licensee or supplier in connection with the granting of such a license and provided further that UDC will notify PPG of the existence of any such license, a copy of which may be obtained by PPG at its option, and shall include in any such license a requirement that the UDC Licensee or other supplier report to UDC the amount of any Product manufactured.

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         2.4 UDC will provide PPG, on an annual basis, with a list of the names and addresses of all UDC Licensees and UDC Licensee Prospects. PPG agrees to provide UDC with all of its requirements for Products in accordance with the terms, conditions and provisions of this Agreement, subject to any limitations on maximum amounts, lead times and the like provided in Article 3 below. PPG shall use commercially reasonable efforts to allocate sufficient resources and adopt sufficient planning procedures to fulfill its obligations hereunder in a timely manner. In addition, PPG agrees to provide UDC with reasonable technical support with respect to the quality, safety and specifications of Products supplied hereunder.

         2.5 All Products supplied by PPG directly to UDC and indirectly to UDC Licensees shall be manufactured, packaged, stored and shipped according to and in compliance with their corresponding Product Specifications, and in accordance with manufacturing practices as implemented by PPG with respect to other, similar products manufactured by PPG. The parties shall endeavor to establish the Product Specifications in a manner designed to ensure that the Products are of high quality and purity, are fit for use in connection with OLEDs, and can be manufactured at a commercially reasonable price. With respect to Products that are the subject of the Development Program, the parties shall in good faith attempt to agree upon the Product Specifications for such Product as part of such program. The parties will cooperate in good faith should either party propose any changes to the Product Specifications. The parties will also cooperate in good faith to control PPG's Product Costs for each Product supplied hereunder and to reduce such costs to the fullest extent reasonably practicable in light of its corresponding Product Specifications and required volumes. In addition, the parties shall work together in a jointly cooperative manner in support of Product sales and the development of new Products to meet future requirements of UDC Licensees.

         2.6 A "Business Concern" would exist in the following circumstances:

                  2.6.1 The parties, despite their good faith efforts, are unable to agree on Product Specifications for the Product, or on revised Product Specifications for the Product in response to legitimate business concerns raised by UDC, and such disagreement concerns an aspect of the Product Specifications that has, or is reasonably anticipated to have, a material impact on performance of the Product in OLEDs, and that has been reasonably demonstrated to be commercially achievable;

                  2.6.2 PPG is regularly unable to provide commercial quantities of the Product that meet the agreed upon Product Specifications and the parties, despite their good faith efforts, are unable to agree on revised Product Specifications that PPG is able to meet on a regular basis;

                  2.6.3 The parties, despite their good faith efforts, are unable to agree upon an increase in the Maximum Quarterly Amount, such increase to take effect within a reasonable period of time taking into consideration any required scale-up and/or capital investment by PPG, and the increase is reasonably required by UDC to satisfy the demands of UDC Licensees for Products; or

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                  2.6.4 The price charged to UDC for the Product would be or becomes significantly greater than the price other suppliers charge, or have indicated in a bona fide, written offer that they would charge, to supply UDC or a UDC Licensee with a Product meeting the Product Specifications at comparable volumes. For purposes of this Section 2.6.4, "significantly greater" shall mean, [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

         2.7 Should a Business Concern arise, the following procedures would apply:

                  2.7.1 UDC would be able to provide PPG with written notice of the Business Concern. Such written notice would indicate why UDC believes a Business Concern exists. UDC would be required to provide PPG with documentation reasonably substantiating UDC's claim that a Business Concern exists.

                  2.7.2 PPG would have [The confidential material contained herein has been omitted and has been separately filed with the Commission.] days from its receipt of UDC's written notice to address the Business Concern in a manner that is reasonably acceptable to UDC [The confidential material contained herein has been omitted and has been separately filed with the Commission.] days with respect to a Business Concern involving a Product that is a Non-Proprietary OLED Chemical). On PPG's written request, this time period would be extended up to an additional [The confidential material contained herein has been omitted and has been separately filed with the Commission.] days should PPG (an additional [The confidential material contained herein has been omitted and has been separately filed with the Commission.] days with respect to a Product that is a Non-Proprietary OLED Chemical), during the initial time period, commence good faith efforts to address the Business Concern so as to resolve it in a manner that is reasonably acceptable to UDC. UDC would cooperate in good faith with PPG in its efforts to address the Business Concern in such a manner.

                  2.7.3 Except for any Business Concern arising under Section 2.6.3, with respect to any Product for which the Business Concern has not been addressed in a manner reasonably acceptable to UDC within the time frame(s) specified in Section 2.7.2 above, UDC would not be required to [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. In such circumstances, however, but not with respect to a Business Concern arising under Section 2.6.2 or Section 2.6.3 above, UDC would be required to [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

                  2.7.4 In the case of a Business Concern arising under Section 2.6.3, with respect to any Product for which the Business Concern has not been addressed in a manner reasonably acceptable to UDC within the time frame(s) specified in Section 2.3 above, UDC would not be required to [The confidential material contained herein has been omitted and has been separately filed with the Commission.] to the extent that such quantities exceed the Maximum Quarterly Amount agreed to by PPG with respect to such Product.

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         2.8 Except as expressly permitted by UDC in writing, PPG shall not sell or supply Proprietary OLED Chemicals for any uses to persons other than UDC, or assist or authorize any other person to sell or supply Proprietary OLED
Chemicals for any uses to persons other than UDC. Notwithstanding the foregoing sentence, PPG may sell or supply any Tier II Proprietary OLED Chemical to any other person for uses other than in OLEDs. With respect to sales of Tier II Proprietary OLED Chemicals to UDC Licensees, UDC Licensee Prospects and other persons known by PPG to be in the OLED business, PPG shall provide UDC with prior written notice of the Tier II Proprietary OLED Chemical to be supplied, the identity of the person to which such chemical will be supplied unless PPG is otherwise contractually obligated to maintain such identity as confidential. PPG shall use its reasonable best efforts to avoid being so contractually obligated. The person to which the Tier II Proprietary OLED Chemical is supplied shall be informed in writing that the use of such chemical in OLEDs may be prohibited without obtaining all appropriate license rights from UDC. Should PPG learn any such person is using a Tier II Proprietary OLED Chemical in OLEDs without obtaining all appropriate license rights from UDC, PPG agrees to cease supplying such person with such chemical.

         2.9 PPG shall be free to sell or supply Non-Proprietary OLED Chemicals for all uses (i) with respect to Non-Proprietary OLED Chemicals that are Products, to persons other than UDC Licensees and UDC Licensee Prospects, including distributors without regard to the identity of such distributors' customers, and (ii) with respect to Non-Proprietary OLED Chemicals that are not Products, to all persons.

         2.10 With respect to Tier II Proprietary OLED Chemicals sold or otherwise distributed for any uses to any person other than UDC, and with respect to Non-Proprietary OLED Chemicals sold or otherwise distributed for use in OLEDs to any person other than UDC, PPG shall pay to UDC [The confidential material contained herein has been omitted and has been separately filed with the Commission.] In addition, with respect to PPG's sale or other distribution to a person other than UDC of any Tier II Proprietary OLED Chemical or Non-Proprietary OLED Chemical that is a Product, should such OLED Chemical ultimately be sold or otherwise distributed to a UDC Licensee UDC shall not be required to [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. Should PPG offer any Tier II Proprietary OLED Chemical or Non-Proprietary OLED Chemical meeting its corresponding Product Specifications for sale to any person other than UDC, PPG agrees to offer to sell such chemical to UDC for its own use and for resale to UDC Licensees at prices and on other terms and conditions that are no less favorable to UDC than the prices and other terms and conditions on which such chemical is offered for sale to any other person who purchases such chemical in comparable volumes, plus, in the case of Non-Proprietary OLED Chemicals sold for OLED applications, in the event that PPG routinely sells such Product other than through a distributor, the parties will negotiate prices and other terms and conditions in good faith to protect the commercial rights of UDC's Licensees to obtain the Product at comparable prices and at similar volumes from UDC, such that UDC and PPG each receive reasonable economic benefits from such supply or production.

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         2.11 Except as expressly permitted under this Section 2.11, PPG shall not sell or supply Competitive OLED Chemicals for OLED uses to persons other than UDC, or assist or authorize any other person to sell or supply Competitive OLED Chemicals for OLED uses to persons other than UDC. Should PPG desire to sell or supply any Competitive OLED Chemical for OLED uses to any other person, PPG shall provide UDC with at least thirty (30) days' prior written notice thereof, which notice shall identify the Competitive OLED Chemical to be supplied and the identity of the person to which such chemical would be supplied. Unless UDC, in a written notice provided to PPG during such 30-day period, objects for good cause to PPG selling or supplying the Competitive OLED Chemical for OLED uses to such other person ("good cause" meaning that the sale or supply of such chemical to such person is reasonably likely to have a material adverse effect on UDC's OLED business), PPG shall be free to sell or supply the Competitive OLED Chemical for OLED uses to such other person.

         2.12 Unless the parties expressly agree in writing otherwise and notwithstanding anything to the contrary in this Agreement, PPG is prohibited from utilizing any UDC Proprietary Materials for Chemicals and/or any Confidential Information of UDC in manufacturing, purifying, analyzing or distributing OLED Chemicals to persons other than UDC as permitted under Sections 2.8 through 2.11 above.

                   ARTICLE 3 - FORECASTS, ORDERS AND PLANNING

         3.1 Should the Maximum Quarterly Amount be increased by the parties to an amount above [The confidential material contained herein has been omitted and has been separately filed with the Commission.], the parties shall mutually agree in writing on procedures whereby UDC would provide PPG with rolling 12-month forecasts of its requirements for Products, said forecasts to be provided at least thirty (30) days prior to the start of each calendar quarter. Such written procedures shall be incorporated into this Agreement by written amendment. Until such time as a forecasting procedure is put in place, the parties shall comply with the provisions of Sections 3.2 and 3.3 respecting the ordering of Products.

         3.2 Upon UDC's request for a given Product, PPG shall indicate to UDC in writing the following information: (i) the minimum lead time PPG would require for it to produce different quantity ranges of the Product (such reasonable quantity ranges to be specified by UDC) such that they would be ready for shipment to UDC (the "Product Lead Times"); and (ii) the Standard Price and the Not-To-Exceed Price (as such terms are defined in Section 5.2 below) for each such quantity of the Product. PPG shall use commercially reasonable efforts to minimize the Product Lead Times for Products, taking into consideration the time required for PPG to obtain all raw materials needed to manufacture the Product and the number of synthetic steps involved in manufacturing the Product. Should UDC request in writing that PPG reduce the Product Lead Time for a Product by maintaining an inventory of the raw materials used to manufacture the Product, UDC agrees to reimburse PPG for (i) the reasonable cost of storing such raw materials on UDC's behalf, (ii) PPG's cost of money, at a rate of [The confidential material contained herein has been omitted and has been separately filed with the Commission.] per annum (based on a year of 365 days) compounded daily from the date of purchase to the date of use of such raw materials, and
(iii) with respect to any such raw materials that become obsolete or are on hand on the date of expiration or termination of this Agreement or have not been converted into Products within twelve (12) months of the date of purchase, and that PPG cannot reasonably use to manufacture products for other persons, the actual cost of such raw materials to PPG. At UDC's option and expense, all such obsolete raw materials shall be shipped to UDC or destroyed.

         3.3 UDC shall initiate Product orders by providing PPG with written orders (each, a "Firm Order") indicating, at a minimum, the following: (i) the Product to be produced and its corresponding Product Specification, (ii) the quantity requested, and (iii) the requested date for completion of production such that the Product would be ready for shipment to UDC. Within ten (10) days following its receipt of any Firm Order, PPG shall respond to UDC in writing by either accepting the Firm Order or rejecting the Firm Order and indicating whether and to what extent PPG will be able to fill the Firm Order and the date by which production of the Product will be completed such that the Product will be ready for shipment to UDC. PPG shall be entitled to reject only that portion of any Firm Order which (i) would require PPG to produce during a calendar quarter a quantity of Products greater than the Maximum Quarterly Amount; (ii) PPG reasonably determines that it cannot fill because the time period between the date on which PPG receives the Firm Order and the requested date for completion of production is shorter than the Product Lead Time; or (iii) PPG reasonably anticipates that it will be unable to fill due to the occurrence of a force majeure event as specified under Section 15.1 below. In the event PPG rejects a Firm Order due to one of the foregoing events, PPG and UDC shall meet within ten (10) days and agree in good faith on whether and when PPG will be able to produce the Product in question. Following such meeting, UDC shall submit to PPG a revised Firm Order reflecting the parties' good faith agreement and PPG shall commence production of the Product based on such revised Firm Order. In all cases, PPG agrees to use commercially reasonable efforts to fill any Firm Order for Product by the requested date for completion of production, subject to the provisions in Section 3.2 above respecting Product Lead Times and UDC's payment of any additional costs incurred by PPG in manufacturing amounts in excess of the Maximum Quarterly Amount. With respect to any Firm Order for Product that PPG is unable to fill by the requested date for completion of production (provided the time period between the date PPG receives the Firm Order and the requested date for completion of production is no shorter than the Product Lead Time, but not with respect to any portion of such Firm Order that would obligate PPG to manufacture Products during a calendar quarter in excess of the Maximum Quarterly Amount), UDC shall not be required to [The confidential material contained herein has been omitted and has been separately filed with the Commission.] should the Product covered by such Firm Order be obtained from another source of supply within the Product Lead Time. The foregoing sentence shall not limit any other rights or remedies that may be available to UDC on account of PPG's inability to fill the Firm Order by the applicable date for completion of production.

         3.4 Upon UDC's request and behalf, PPG shall store completed Products ordered by UDC and for which UDC has paid PPG until such time as UDC provides PPG with instructions regarding the shipment of such Products to UDC or UDC Licensees. UDC shall bear the risk of loss for such Products and shall pay for such Products to be insured while they are being stored by PPG. PPG shall institute reasonable tracking and security measures designed to ensure that such Products are not lost, misplaced or stolen. Should UDC require specific tracking and security measures beyond those used for other, similarly valuable products stored by PPG, PPG may require UDC to bear the costs of such additional tracking and security measures. Upon UDC's request, PPG shall indicate to UDC the amounts of each Product currently being stored by PPG and the dates on which such Products were produced by PPG.

         3.5 The parties recognize that detailed and continuing exchanges of information shall be necessary in order to optimize the administration of this Agreement and PPG's supply of Products, consistent with the respective rights and obligations of the parties hereunder. To that end, each party shall designate a representative (and notify the other party of the individual so designated) responsible for exchanging information and for resolving issues relating to the forecasting, ordering, production, shipment and sales of Products which may arise under this Agreement. The designated representatives of UDC and PPG shall conduct planning meetings (which may be by teleconference if practicable) at least four (4) times per year to address any issues which may arise.

           ARTICLE 4 - PRODUCT SHIPMENTS; INSPECTIONS AND REPLACEMENT

         4.1 UDC shall send PPG written instructions for the shipment of Products that have been ordered and are being produced or stored by PPG ("Instructions"), which Instructions shall indicate, at a minimum, the following: (i) the Product to be shipped, (ii) the quantity to be shipped, (iii) the requested shipping date (which shall not be sooner than the agreed-upon date for completion of production of the Product), (iv) the desired method of shipment, (v) the name of the person to receive the shipment and the shipping destination, (vi) whether PPG should insure the shipment on UDC's behalf, and
(vii) any special packaging or shipping requirements or instructions. Unless the parties agree otherwise, UDC shall provide PPG with such instructions at least ten (10) days in advance of the date on which the shipment is to be shipped.

         4.2 Each shipment of Products shall be delivered by PPG to an agreed-upon carrier for shipment to UDC or a UDC Licensee. Title and risk of loss, delay or damage to the shipment shall pass to UDC at the time the shipment is delivered by PPG to the carrier, except that with respect to Product stored by PPG under Section 3.4 above, and subject to PPG's obligation under that Section to institute reasonable tracking and security measures, title and risk of loss or damage shall pass to UDC at the time the Product is placed in storage by PPG. With respect to any Product removed from storage for shipment, PPG shall use commercially reasonable efforts to ensure that the Product is placed into the possession of the carrier without loss, damage or delay.

         4.3 Each shipment of Products shall be accompanied by a packing slip describing the shipment, stating any order number for the shipment that has been provided by UDC, and showing the shipment's destination. In addition, PPG shall affix such labels to containers for the Products and shall include with the Product shipments such invoices and other documentation as UDC may reasonably request. PPG may invoice UDC separately for the cost of any labels obtained by PPG on UDC's behalf.

         4.4 UDC shall reimburse PPG for its necessary and reasonable out-of-pocket expenses incurred in connection with obtaining freight and insurance on shipments of Products made by PPG. If PPG contracts for freight and insurance on UDC's behalf, PPG shall invoice UDC for such costs.

         4.5 In the event UDC determines that any shipment of a Product does not conform to its corresponding Product Specifications, or is short, UDC shall promptly provide PPG with written notice thereof, which notice shall specify the manner in which the shipment is non-conforming or short. Such written notice shall be provided to PPG within [The confidential material contained herein has been omitted and has been separately filed with the Commission.] following the date of receipt of the shipment at the shipping destination. With the exception of latent failures of the shipment to meet the Product Specifications, which failures were not reasonably discoverable in any batch sample of the Product provided by PPG under Section 6.1 below, the shipment shall be deemed accepted by UDC with respect to all non-conformities and shortages not identified to PPG within said [The confidential material contained herein has been omitted and has been separately filed with the Commission.] period.

         4.6 PPG shall make up all valid shortages in shipments promptly upon receiving any notice thereof from UDC. In addition, PPG shall rework or replace, and ship to UDC or the appropriate UDC Licensee, all Products that do not conform to their corresponding Product Specifications as soon as reasonably possible. Except to the extent the non-conformity is due to a material breach of this Agreement by UDC, such reworking and replacement, or reshipping, shall be at PPG's cost and expense. All non-conforming Products that cannot be reworked or replaced, shall be disposed of by PPG in accordance with all applicable laws, rules, regulations and other requirements. With the exception of latent failures of a shipment of Product to meet its corresponding Product Specifications, which failures were not reasonably discoverable in any batch sample of the Product provided by PPG under Section 6.1 below, this Section 4.6 states UDC's sole remedy and PPG's sole responsibility with respect to any short or non-conforming shipment of Product provided to UDC or any UDC Licensee hereunder. The foregoing sentence shall not apply with respect to claims of bodily injury or damage to tangible property resulting from the negligence or willful misconduct of PPG.

         4.7 The provisions of this Article and of Article 5 below are hereby incorporated by reference into any Firm Order or revised Firm Order submitted by UDC and accepted by PPG. To the extent of any conflict or inconsistency between this Agreement and any Firm Order, revised Firm Order or written instructions provided by UDC, the provisions of this Agreement shall govern. No preprinted terms of any purchase order or Firm Order or revised Firm Order shall have any effect, excepting only those terms governing quantity and buyer's reference or administrative numbers.

                      ARTICLE 5 - PRICING AND PAYMENT TERMS

         5.1 PPG shall submit invoices to UDC for Products manufactured pursuant to Firm Orders submitted by UDC as PPG completes the manufacturing of such Products. For each such Product, subject to the provisions of Section 5.2 below, PPG shall invoice UDC for PPG's Product Costs divided by the Cost Margin Percentage in effect at that time.

         5.2 Rather than calculating PPG's Product Costs for each batch of Product manufactured for UDC hereunder, PPG shall reasonably estimate such costs in a manner designed to standardize the pricing charged to UDC for Products. The amount invoiced to UDC under Section 5.1 for each batch of Product manufactured for UDC (the "Standard Price") shall be based on such estimated costs. PPG shall also indicate to UDC the maximum price that PPG will charge UDC for the batch of Product (the "Not-To-Exceed Price"). Thereafter, PPG shall determine PPG's Product Costs actually incurred for each batch of Product and shall calculate an actual price for such batch (the "Actual Price"). Differences between Standard Prices and the Actual Prices for batches of Products shall be reconciled (each, a "Reconciliation") at the following intervals: (i) at the end of each calendar year until the total amount invoiced to UDC under Section 5.1 during the upcoming 12-month period exceeds or is projected to exceed Five Hundred Thousand Dollars ($500,000); (ii) at the end of each calendar quarter beginning when the total amount invoiced to UDC under Section 5.1 exceeds or is projected to exceed Five Hundred Thousand Dollars ($500,000) during the upcoming 12-month period and continuing until such total amount exceeds or is projected to exceed Two Million Dollars ($2,000,000) during the upcoming 12-month period; and (iii) at the end of each calendar month beginning when the total amount invoiced to UDC under
Section 5.1 exceeds or is projected to exceed Two Million Dollars ($2,000,000) during the upcoming 12-month period. Should a Reconciliation indicate that a refund is due to UDC, PPG shall, at UDC's option and within sixty (60) days following the end of the time period covered by the Reconciliation, either pay such amount to UDC or credit such amount against UDC's other payment obligations to PPG hereunder. Should a Reconciliation indicate that an additional amount is due and owing to PPG, PPG shall invoice UDC for such amount; provided, however, that in no event shall PPG invoice UDC for more than the aggregate of the Not-To-Exceed Prices for batches of Products manufactured during the time period covered by the Reconciliation.

         5.3 In addition to the amounts payable to PPG under Section 5.1 above, with respect to each Product sold by UDC hereunder, UDC shall pay PPG [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. UDC agrees to pay all [The confidential material contained herein has been omitted and has been separately filed with the Commission.] to PPG within thirty (30) days following the end of each calendar quarter during which [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

         5.4 UDC agrees to pay all amounts invoiced hereunder within thirty (30) days following UDC's receipt of PPG's invoice, except that payment of amounts disputed in good faith may be withheld pending resolution of the dispute; provided, however, that amounts payable to carriers shall not be withheld from PPG in the event of a dispute with the carrier, and provided further that PPG shall act reasonably in assisting UDC in resolving the dispute with the carrier. All amounts payable to PPG under this Agreement shall be paid in U.S. Dollars by wire transfer of immediately available funds to a bank designated by PPG, or by such other means as PPG shall specify. Said amounts shall be paid to PPG without setoff or deduction of any kind. UDC shall secure all authorizations required for payment of such amounts to PPG and shall bear all transfer fees, taxes and other charges associated therewith.

         5.5 PPG shall keep accurate and complete books of account and supporting data and records, which shall contain all particulars that may be necessary for the purpose of showing the amounts payable by UDC under Section
5.1 and by PPG under Section 2.10 above ("PPG's Books of Account"). UDC shall keep (i) accurate and complete books of account and supporting data and records, which shall contain all particulars that may be necessary for the purpose of showing the amounts payable by UDC under Sections 5.3 and 2.7.3 above, and (ii) records and supporting data for its calculations under Section 2.3 above (collectively, "UDC's Books of Account").

         5.6 During the term of this Agreement and for at least two (2) years thereafter, an independent certified public accountant selected by either party shall have the right to examine the Books of Account for the prior two (2) years kept by the other party for purposes of verifying all amounts payable to PPG hereunder. The auditing party shall give reasonable advance notice of any such audit to the other party, and such audit shall be conducted in a manner that does not cause unreasonable disruption to the other party's conduct of its business. The results of any such audit shall be treated as Confidential Information of the audited party and may not be disclosed by the auditing party or the accountant except as may be necessary for the auditing party to enforce its rights hereunder. If an audit reveals any overpayment by UDC, PPG shall immediately pay to UDC all overpaid amounts, plus interest on such amounts from the date the overpayment was made at the rate specified in Section 5.7 below. If an audit reveals any underpayment by UDC, UDC shall immediately pay to PPG all amounts due and owing, plus interest on such amounts from the date payment was initially due at the rate specified in Section 5.7 below. The auditing party shall be responsible for paying the fees and expenses charged by the accountant for conducting any audit hereunder; provided, however, that if any overpayment in the case of an audit by UDC, or any underpayment in the case of an audit by PPG, exceeds [The confidential material contained herein has been omitted and has been separately filed with the Commission.] of the total amounts that should have been paid by UDC during the audited period, the audited party shall promptly reimburse the auditing party for said fees and expenses of the auditor.

         5.7 Late payments of amounts due hereunder shall bear interest at the Prime Rate [The confidential material contained herein has been omitted and has been separately filed with the Commission.], or the maximum rate permitted by law, whichever is lower. As used herein, the "Prime Rate" shall be the prime rate of interest as reported in The Wall Street Journal on the first business day immediately preceding the date on which the payment is made.

               ARTICLE 6 - QUALITY CONTROL; PRODUCTION FACILITIES

         6.1 Unless and until the parties otherwise agree in writing, upon completing production of any batch of Product ordered hereunder, PPG shall make a batch sample available to UDC for testing in order to verify that such batch of Product complies with its corresponding Product Specifications, and any failure to meet the Product Specifications shall apply only to the batch affected. For each batch of any Product produced by PPG hereunder, PPG shall maintain quality control samples and records for a period of two (2) years following the date of production. Such samples and records shall be available for review and testing by UDC or its designees on reasonable advance notice and during normal business hours.

         6.2 PPG shall inform UDC in writing of the occurrence or expected occurrence of material events that might reasonably be expected to affect the quality, quantity, cost or any other material aspect of any Product manufactured hereunder, including, without limitation, any changes in manufacturing conditions or quality control procedures relating to the manufacture of the Product. PPG shall, upon UDC's request, supply test data and/or samples of Products produced hereunder to UDC and otherwise reasonably cooperate with UDC, in order to permit UDC to evaluate the possible effects of such events and verify that PPG will continue to be able to supply Products as required hereunder.

         6.3 UDC shall have the right, upon reasonable advance notice and during regular business hours, to test Products being produced and/or stored by PPG hereunder, and, upon reasonable advance notice, to visit, inspect and audit the facilities at which such Products are produced and/or stored, as well as all relevant records being maintained by PPG in connection therewith. Upon prior approval by PPG, such approval not to be unreasonably withheld, UDC Licensees and UDC Licensee Prospects may visit the facilities. All persons visiting, inspecting or auditing any PPG facilities shall be required to comply with PPG's generally applicable policies and procedures with respect thereto, including, without limitation, executing PPG's standard form confidentiality agreement prior to the visit, inspection or audit.

         6.4 Should the need arise with respect to any Product, as reasonably determined by UDC in light of concerns raised by UDC Licensees, PPG shall establish a second source of supply for such Product, the method of providing such second source of supply to be mutually agreed upon by the parties in good faith. The second source of supply for such Product shall be located at or obtained from a facility different from the primary facility or facilities at which the Product is produced and/or stored. UDC shall be required to reimburse PPG for all reasonable and necessary costs (including required capital improvements) incurred by PPG in establishing and maintaining any second source of supply for a Product as requested by UDC hereunder. Nothing in this Section
6.4 shall affect determination of the Maximum Quarterly Amount or PPG's obligation to supply Products to UDC up to that amount.

              ARTICLE 7 - REGULATORY COMPLIANCE; HEALTH AND SAFETY

         7.1 PPG shall comply in all material respects with all applicable domestic and foreign governmental requirements for, and where required obtain or provide, all registrations, permits, notices, reports, licenses, and supplier notifications with respect to its production, sale, packaging and shipment of Products hereunder.

         7.2 PPG shall be responsible for preparing and delivering to UDC Material Safety Data Sheets for Products supplied hereunder, as may be required under the Occupational Safety and Health Act, regulations promulgated thereunder and any similar state "right-to-know" laws that are currently in force or that may be enacted in the future. UDC shall be responsible for delivering such Material Safety Data Sheets to those persons to whom UDC sells or otherwise supplies the Products, including UDC Licensees and UDC Licensee Prospects. PPG shall update such Material Safety Data Sheets as necessary to comply with all material legal requirements, and shall promptly provide UDC with such updated Material Safety Data Sheets, which UDC shall deliver to those persons to whom UDC sells or otherwise supplies the Products. PPG shall be listed as the emergency contact on all container labels and Material Safety Data Sheets, and shall be responsible for emergency response in the case of any emergencies or other incidents involving the Products supplied hereunder.

         7.3 Each party shall become reasonably familiar with the OLED Chemicals supplied hereunder and with any raw materials used and/or Wastes generated by such party during the course of producing, packaging, handling and/or using such OLED Chemicals. Each party shall be responsible for informing its employees of any known or reasonably ascertainable chemical hazards associated with the OLED Chemicals supplied hereunder, and with any such raw materials or Wastes that its employees may handle, and each party shall provide its employees with reasonable training in the proper methods of handling such items.

         7.4 Each party shall promptly notify the other of any information or notice it has or becomes aware of, including, without limitation, any threatened or pending action by any governmental authority, concerning the health and/or environmental risks posed by any OLED Chemical supplied hereunder or any raw material used or Waste generated during the course of producing or packaging such OLED Chemical, including, but not limited to, information concerning any known or suspected side effects, injuries, toxicity, sensitivity reactions, complaints, alleged defects or other adverse experiences (including the severity thereof) associated with exposure to or use of such items.

                           ARTICLE 8 - WASTE DISPOSAL

         8.1 PPG shall be solely responsible for the lawful management (including, without limitation, the emission, release and disposal) of all Wastes generated in connection with the manufacture and supply of OLED Chemicals under this Agreement. PPG shall handle, accumulate, label, package and ship such Wastes in material compliance with all applicable federal, state and local laws, rules, regulations and orders.

                        ARTICLE 9 - INTELLECTUAL PROPERTY

         9.1 UDC hereby grants to PPG, during the term of this Agreement and subject to the terms and conditions set forth herein, a worldwide, royalty-free, non-exclusive, non-transferable (except as permitted under Section 15.2 below) license, with the right to sublicense under Section 9.2, to practice under any and all UDC Chemical Patents, and to use, improve, enhance and modify any and all unpatented UDC Proprietary Materials for Chemicals, for the sole and limited purposes of producing and selling Products to UDC (and, under Section 13.6 below, UDC Licensees) as contemplated hereunder.

         9.2 The licenses granted to PPG under this Agreement shall extend to any division of or subsidiary controlled by PPG. In addition, PPG shall be permitted to sublicense, in whole or in part, its license rights hereunder to other persons performing manufacturing activities on PPG's behalf with respect to Products to be supplied to UDC hereunder. PPG shall provide UDC with written notice of the names and addresses of each such sublicensee, as well as a full, unredacted copy of the sublicense agreement and all subsequent amendments and modifications thereof, before or within a reasonable period of time after PPG enters into such sublicense. Each sublicense granted by PPG hereunder shall (i) expressly provide that such sublicense is nontransferable and nonassignable,
(ii) prohibit the initial sublicensee from granting any further licenses or sublicenses thereunder, (iii) expressly provide that UDC is a third party beneficiary of the sublicense agreement with rights to enforce its terms directly against the sublicensee, and (iv) obligate the sublicensee to abide by the terms and conditions of this Agreement applicable to sublicensees.

         9.3 UDC shall disclose UDC Chemical Know-How to PPG as is necessary in connection with PPG's production of the Products supplied or to be supplied by PPG hereunder. Such disclosures shall be as mutually agreed upon by the parties in good faith.

         9.4 PPG shall apply to all containers containing Products supplied hereunder such notices of the UDC Chemical Patents as may be reasonably requested by UDC in writing, in order to protect UDC's rights and interests therein.

         9.5 Notwithstanding anything to the contrary in this Agreement, PPG acknowledges that some of its rights to certain UDC Chemical Patents derive from the Princeton License Agreement. UDC agrees that PPG's rights to said UDC Chemical Patents under this Agreement shall be a sublicense under the provisions of the Princeton License Agreement.

         9.6 All right, title and interest in patentable and unpatentable process or equipment improvements, inventions and other discoveries (collectively, "Discoveries") shall be vested solely in the party making such Discovery if the Discovery is made solely by such party or such party's employees, or jointly in both parties (with each party having an undivided interest therein without any obligation of accounting to the other) if the Discovery is made jointly by both parties or both of their employees. Notwithstanding the foregoing sentence, all improvements to or modifications of any UDC Proprietary OLED Chemicals that are both (i) conceived, created, made or reduced to practice by PPG personnel assigned to manufacture Products for UDC hereunder as a direct result of their performing such manufacturing activities, and (ii) OLED Chemicals, compositions of matter for Proprietary OLED Chemicals, synthetic pathways (including purification) for developmental quantities of Proprietary OLED Chemicals, and/or associated analytical characterization techniques for Proprietary OLED Chemicals, together with all associated patent and other intellectual property rights, (collectively, "UDC Improvements") shall be and remain the sole and exclusive property of UDC and PPG hereby assigns and transfers to UDC all of PPG's right, title and interest therein. Upon UDC's request, PPG shall execute and deliver to UDC such assignments and other instruments and take such other actions as may be necessary or reasonably requested by UDC, so that UDC may protect and defend its rights in and to such UDC Improvements. UDC hereby grants to PPG a license to practice under any and all Patents and other intellectual property rights claiming UDC Improvements, the scope of such license being identical to that granted to PPG with respect to Developed Technology under Section 4.2 of the Development Agreement. Nothing herein shall grant UDC any intellectual property rights to any improvements or modifications for manufacturing commercial quantities of OLED Chemicals.

         9.7 All trademarks, trade names and designs utilized on the packaging for Products supplied under this Agreement shall be chosen by UDC provided, however, that UDC obtains prior written approval to use any PPG trademarks, trade names and designs. All rights to the respective trademarks, trade names and designs of each party shall remain with that party. Except as otherwise agreed to by the parties in writing, each party assumes all responsibility for use of its trademarks, trade names or designs, or any portions thereof, appearing on the packaging for or on other written materials distributed with the Products supplied hereunder.

         9.8 Except for the license rights expressly granted to PPG under this Agreement, or as otherwise expressly stated in the Development Agreement, UDC retains all of its rights to the UDC Proprietary Materials for Chemicals.

              ARTICLE 10 - WARRANTIES AND LIMITATIONS OF LIABILITY

         10.1 Each party represents and warrants to the other as follows:

                  10.1.1 It has the requisite corporate right, power and authority to enter into and perform this Agreement.

                  10.1.2 The execution, delivery and performance of this Agreement by it will not (i) result in the breach of, constitute a default under or interfere with any contract or other instrument or obligation, whether written or oral, to which it is currently bound, or (ii) violate any writ, order, injunction, decree, or any law, statute, rule or regulation applicable to it.

                  10.1.3 It shall, to its knowledge following reasonable inquiry, comply in all material respects with all applicable laws, rules, regulations and other governmental requirements relating to or affecting its performance under this Agreement, and shall obtain and maintain all governmental permits, licenses and consents required in connection therewith.

         10.2 UDC represents and warrants as follows:

                  10.2.1 It owns or has, and shall retain, sufficient rights in the UDC Proprietary Materials for Chemicals to grant the licenses, sublicenses and rights granted to PPG hereunder.

                  10.2.2 It is unaware of any alleged invalidity of the UDC Chemical Patents licensed to PPG hereunder and it will immediately notify PPG in writing of its receipt of any written notices to the contrary.

         10.3 PPG represents and warrants that it has or will have sufficient rights to assign all UDC Improvements to UDC, pursuant to Section 9.6 of this Agreement.

         10.4 EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED.

         10.5 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER COVERED BY THIS AGREEMENT, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTY OR ANY OTHER THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         10.6 PRINCETON UNIVERSITY AND USC MAKE NO REPRESENTATIONS AND WARRANTIES AS TO THE PATENTABILITY AND/OR DISCOVERIES INVOLVED IN ANY OF THE UDC CHEMICAL PATENTS. PRINCETON UNIVERSITY AND USC MAKE NO REPRESENTATION AS TO PATENTS NOW HELD OR WHICH WILL BE HELD BY OTHERS IN ANY FIELD AND/OR FOR ANY PARTICULAR PURPOSE. PRINCETON UNIVERSITY AND USC MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                   ARTICLE 11 - INDEMNIFICATION AND INSURANCE

         11.1 Subject to Section 11.2 below, PPG shall indemnify, defend and hold harmless UDC, its affiliates and their respective officers, directors, members, employees, agents and representatives (each, an "Indemnified Party"), from and against any and all claims, demands, liabilities, damages, judgments, penalties, fines, costs, and expenses (including, but not limited to, reasonable attorneys' fees; collectively "Claims") incurred by, or rendered against, each such Indemnified Party arising out of any alleged or actual bodily injury to persons, or damage to property, the environment or natural resources, at a facility of PPG or any of its sublicensees or at a facility or location chosen by PPG or any of its sublicensees for their disposal of Wastes generated in connection with the manufacture of OLED Chemicals supplied under this Agreement or any other facility or location at which such Wastes are ultimately disposed or come to be located.

         11.2 UDC shall promptly notify PPG in writing, specifying the nature of any Claim, the total monetary amount sought, and any other relief sought. Each Indemnified Party shall cooperate with PPG in all reasonable respects in connection with the defense and/or settlement of the Claim. Any compromise or settlement of a Claim must be approved in writing by both parties, which approval shall not be unreasonably withheld. Any Indemnified Party's failure to give timely notice or to provide copies of documents or to furnish relevant data in connection with any Claim shall not constitute a defense (in part or in whole) to any claim for indemnification for such party, except and only to the extent that such failure results in material prejudice to PPG. Each Indemnified Party, upon written notice to PPG, shall have the right to employ separate counsel at its own expense and participate in the defense of the Claim.

         11.3 Each party shall maintain its standard general liability insurance or its self-insurance practices to protect against covered damages, costs or fees (including reasonable attorney's fees) arising out of or relating to any property damage, bodily injury, sickness, disease or death, caused directly by any negligent act or omission of either party's personnel while on premises at the other party's facility, and will name the other party as an additional insured under such insurance. The insured will provide the other party with a certificate of such insurance, showing the other as an additional insured, and notify the other of any material changes to the relevant insurance policies.

                      ARTICLE 12 - CONFIDENTIAL INFORMATION

         12.1 Each party (in such capacity, the "Receiving Party") shall review and maintain Confidential Information of the other party (in such capacity, the "Disclosing Party") in accordance with the following terms and conditions:

                  12.1.1 The Receiving Party agrees to treat all Confidential Information of the Disclosing Party as confidential and not to disclose such Confidential Information to any other person, or use such Confidential Information for any purpose other than to perform its obligations or exercise its rights hereunder, except as expressly permitted by the Disclosing Party in writing.

                  12.1.2 The Receiving Party shall make only such copies of the Confidential Information of the Disclosing Party as are reasonable for the Receiving Party's performance of its obligations or exercise of its rights hereunder.

                  12.1.3 At all times, the Receiving Party shall keep and maintain all Confidential Information of the Disclosing Party in a safe and secure place with reasonable safeguards to insure that unauthorized persons do not have access to such Confidential Information. Upon discovery of any unauthorized disclosure or use of Confidential Information of the Disclosing Party, the Receiving Party shall immediately notify the Disclosing Party and take all reasonable steps to prevent its further unauthorized disclosure or use.

                  12.1.4 The Receiving Party is prohibited from disclosing Confidential Information of the Disclosing Party to third parties unless such other person has a need-to-know such Confidential Information in connection with the Receiving Party's performance of its obligations or exercise of its rights under this Agreement. In addition, disclosure of such Confidential Information to any third party shall be permitted only after such third party has agreed in writing to abide by provisions of confidentiality and restrictive use no less stringent than those set forth herein. The Receiving Party shall be responsible for enforcing such provisions against such third party.

                  12.1.5 With respect to all Confidential Information of the Disclosing Party in the Receiving Party's possession or control (including, without limitation, all copies and summaries thereof and regardless of the format in which such Confidential Information is stored), the Receiving Party, promptly upon the Disclosing Party's request, shall either: (i) return all such Confidential Information to the Disclosing Party, or (ii) destroy all such Confidential Information and certify the same to the Disclosing Party in writing. Notwithstanding the foregoing sentence, the Receiving Party may retain one copy of each tangible item of Confidential Information of the Disclosing Party in a secure location solely for purposes of enforcement of this Agreement; provided, however, that all such Confidential Information shall continue to be governed in all respects by the other provisions of this Article. The provisions of this Section 12.1.5 shall not apply to any Developed Technology.

         12.2 Notwithstanding anything to the contrary herein, the provisions of this Article shall not apply with respect to any Confidential Information of the Disclosing Party that:

                  12.2.1 is already in or subsequently enters the public domain through no fault of the Receiving Party;

                  12.2.2 is supplied by the Disclosing Party to another person without a duty of confidentiality;

                  12.2.3 is known to the Receiving Party or is in its possession (as shown by tangible evidence) prior to receipt from the Disclosing Party;

                  12.2.4 is developed independently by the Receiving Party (as shown by competent written records) without reliance on any Confidential Information of the Disclosing Party;

                  12.2.5 is lawfully received by the Receiving Party from another person without a duty of confidentiality to the Disclosing Party; or

                  12.2.6 is disclosed by the Receiving Party pursuant to judicial order or governmental regulation or administrative process so long as the Receiving Party notifies the Disclosing Party promptly before the disclosure and cooperates with the Disclosing Party in the event that the Disclosing Party decides to contest or limit the disclosure.

         12.3 To the extent any person that is subject to the restrictions set forth in this Article is not a party to this Agreement, the terms of this Article shall apply to such person to the same extent as if he, she or it were a party hereto.

         12.4 In the event of any breach or threatened breach by any person of any provision of this Article, the party harmed or likely to be harmed by such breach or threatened breach shall be entitled to seek injunctive or other equitable relief restraining such person from engaging in conduct that would constitute a breach of the obligations of such person under this Article. Such relief, if granted, shall be in addition to and not in lieu of any other remedies that may be available, at law or equity, including an action for the recovery of damages.

                        ARTICLE 13 - TERM AND TERMINATION

         13.1 The initial term (the "Initial Term") of this Agreement shall be from the Effective Date through December 31, 2007. Thereafter, the term of this Agreement shall be extended automatically for additional twenty-four (24) month periods (each, a "Renewal Term") unless and until either party provides the other with at least twenty-four (24) months' prior written notice that this Agreement shall expire at the end of the Initial Term or the upcoming Renewal Term, as applicable.

         13.2 Either party may terminate this Agreement if the other party breaches any material term, condition or provision of this Agreement and such breach continues uncured for a period of forty-five (45) days (thirty (30) days for nonpayment of amounts due and owing hereunder) after the breaching party's receipt of written notice specifying the nature of the breach from the terminating party; provided, however that if such breach is not reasonably capable of cure within the applicable cure period, the breaching party shall have an additional forty-five (45) days to cure such breach so long as the cure is commenced within the applicable cure period and is diligently pursued to completion thereafter.

         13.3 Either party may terminate this Agreement in the event of the filing by or against the other party of a proceeding under any bankruptcy or similar law, unless such proceeding is dismissed, within forty-five (45) days from the date of filing; the making by the other party of a proceeding for dissolution or liquidation, unless such proceeding is dismissed within forty-five (45) days from the date of filing; the appointment of a receiver, trustee or custodian for all or part of the assets of the other party, unless such appointment or application is revoked or dismissed within forty-five (45) days from the date thereof; the attempt by the other party to make any adjustment, settlement or extension of its debts with its creditors generally; or the insolvency of the other party.

         13.4 If UDC assigns or transfers this Agreement to a third party, then PPG shall, within ninety (90) days following such event, have the right to terminate this Agreement.

         13.5 If the Development Agreement is terminated prior to the expiration of the Initial Term thereof, as such term is defined in the Development Agreement, then subject to Section 13.6, this Agreement shall terminate upon said termination of the Development Agreement.

         13.6 The provisions of Sections 6.1, 9.6, 13.6, 13.7 and 13.8 of this Agreement, and of Articles 8, 10, 11, 12, 14 and 15 of this Agreement shall survive its expiration or termination, as shall all payment and associated provisions of Article 5 above respecting amounts paid or due and owing to PPG as of the date of such termination.

         13.7 Upon any termination of this Agreement by PPG under Section 13.3 above, [The confidential material contained herein has been omitted and has been separately filed with the Commission.] For so long as PPG exercises its rights under this Section, the license rights granted to PPG under Article 9 shall survive and PPG shall remain subject to the obligations of confidentiality and restrictive use under Article 12.

         13.8 If this Agreement is terminated for any reason prior to the end of the then-current term, PPG, upon the request of any UDC Licensee and subject to the written approval of UDC, agrees to directly supply such UDC Licensee with its requirements for Products then being supplied to such UDC Licensee through the end of the then-current term (assuming this Agreement was not terminated), or for a period of not less than eighteen (18) months, whichever results in the shorter period of time. Said direct supply of Products to each such UDC Licensee shall be on terms and conditions substantially equivalent to the terms and conditions of this Agreement respecting the supply of such Products to UDC, and shall be conditioned on such UDC Licensee agreeing in writing to be bound by the provisions of this Agreement applicable thereto, including, without limitation, the obligation to make payments to PPG under Article 5 above. For so long as PPG performs its obligations under this Section, the license rights granted to PPG under Article 9 shall survive and PPG shall remain subject to the obligations of confidentiality and restrictive use under Article 12. Upon the request of any UDC Licensee, PPG agrees to provide a letter to such UDC Licensee confirming that PPG agrees to comply with the provisions of this Section respecting the direct supply of Products to such UDC Licensee.

                              ARTICLE 14 - NOTICES

         All notices and requests in connection with this Agreement shall be in writing and shall be transmitted via facsimile, with a copy thereof promptly mailed, to the address(es) of the recipient as set forth below, or to such other address(es) as the recipient shall specify in a notice given hereunder. Notices shall be deemed given on the date of confirmation of facsimile transmission, if such confirmation occurs on a business day of the recipient, or, if not, on the next succeeding business day of the recipient.

         To PPG:

         PPG Industries, Inc.        PPG Industries, Inc.
         One PPG Place               One PPG Place
         Pittsburgh, PA 15272        Pittsburgh, PA  15272
         Attn.: General Counsel      Attn: Vice-President, Specialty Chemicals
         Fax: 412-434-2490           Fax: 412-434-2137

         With a copy to:            Reed Smith LLP
                                    435 Sixth Avenue
                                    Pittsburgh, PA 15219
                                    Attn: Jeffrey G. Aromatorio, Esquire
                                    Fax: 412-288-3063

         To UDC:                    Universal Display Corporation
                                    375 Phillips Boulevard
                                    Ewing, NJ 08618
                                    Attn.: President and Chief Operating Officer
                                    Fax: 609-671-0995

         With a copy to:            Morgan, Lewis & Bockius LLP
                                    1701 Market Street
                                    Philadelphia, PA 19103-2921
                                    Attn: Stephen M. Goodman, Esquire
                                    Fax: 215-963-5299

                           ARTICLE 15 - MISCELLANEOUS

         15.1 If the performance of this Agreement by either party should be prevented, delayed, restricted, or interfered with by any man-made or natural catastrophe, or any other circumstances outside the control of such party and not due to its negligence that is recognized under international commercial practice as constituting a force majeure event, then the party so affected shall, upon giving prompt notice of such event to the other party, be excused from such performance to the extent of such prevention, delay, restriction, or interference, provided that the party so affected shall use its best efforts to avoid or remove such causes of nonperformance and promptly resume performance hereunder when such causes have been removed. Upon such circumstances arising, the parties shall promptly consult as to what, if any, modification to the terms of the Agreement shall be required to arrive at an equitable solution; and, if such nonperformance appears likely to continue for a period of time in excess of thirty (30) days and the affected party's nonperformance appears likely to cause serious hardship to the other party, such other party may terminate this Agreement upon thirty (30) days' prior written notice to the affected party.

         15.2 Neither party may assign or transfer to any person, firm, or corporation, any of its rights or obligations under this Agreement without the prior written consent of the other party, except that either party may assign this Agreement to an entity which acquires all or substantially all of its assets or merges with it. Any prohibited assignment of this Agreement or the obligations hereunder shall be null and void. No permitted assignment shall relieve PPG or UDC of responsibility for the performance of any accrued obligations which it has prior to such assignment. Any permitted assignment shall obligate the assignee or successor in interest of PPG or UDC to be bound by the terms and obligations of this Agreement. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party's permitted successors and assigns.

         15.3 Except as expressly stated herein, nothing in this Agreement shall confer any rights upon any person other than the parties hereto and their respective permitted successors and assigns.

         15.4 PPG shall not use the names of Princeton University or USC in connection with any products, promotion or advertising without the prior consent of Princeton University or USC, except to the extent reasonably required by law. Notwithstanding the foregoing sentence, PPG may state that certain of its rights hereunder are sublicense rights under the Princeton License Agreement.

         15.5 This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, irrespective of its provisions regarding conflicts of laws.

         15.6 This Agreement and the Development Agreement constitute the entire agreement between the parties regarding the subject matter hereof. Neither party has made any representation, promises or warranties not herein expressly stated. This Agreement may not be modified except by a written instrument signed by both parties to this Agreement.

         15.7 No waiver by any party of any condition, or the breach of any term, covenant, agreement, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any such condition or breach of any other term, covenant, agreement, representation, or warranty contained in this Agreement.

         15.8 In the event a dispute, claim or controversy arises between the parties relating to the validity, interpretation, performance, termination or breach of this Agreement (collectively the "Dispute"), the parties agree to hold a meeting, attended by the President of UDC and the Vice-President, Specialty Chemicals of PPG, to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. If, within thirty (30) days after such meeting (or such extended period of time as the parties may mutually agree), the parties have not succeeded in negotiating a resolution of the Dispute, the parties agree to submit the Dispute to mediation following procedures of the American Arbitration Association ("AAA"), at which mediation an individual of each party having decision-making authority respecting the Dispute shall attend. The parties shall mutually agree on the selection process for the mediator, the time and place for mediation, any exchange of information and the conduct of the mediation. The fees of the mediator and the costs of mediation shall be shared equally by the parties. If such mediation does not result in an agreed upon resolution of the Dispute within sixty (60) days after commencement of the mediation process (or such extended period of time as the parties may mutually agree), either party shall be free to pursue any and all remedies available to it, subject to the express limitations of Article 10 above. In the event of any Dispute involving termination of this Agreement by a party, such termination shall be suspended for so long as the other party is acting in good faith to resolve the Dispute in accordance with the provisions of this Section. Nothing in this Section shall prohibit either party from seeking equitable relief to restrain or prevent a breach of this Agreement at any time.

         15.9 If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         15.10 In making and performing this Agreement, the parties are acting and shall act as independent contractors. Neither party is, nor will be deemed to be, an agent, legal representative, joint venturer, partner or employee of the other party for any purpose.

         15.11 The parties shall agree on the language of any press releases or public disclosures regarding the existence of this Agreement and/or its terms and conditions. Language that has been approved by either party need not be reapproved for subsequent release by the other party. Nothing in this Section
15.11 shall prevent either party from complying with any applicable securities or other laws.

         15.12 This Agreement may be executed in two or more counterparts, each of which shall be binding as of the Effective Date, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by the parties when any one or more counterparts hereof, individually or taken together, bears the signatures of each of the parties hereto. This Agreement, once executed by a party, may be delivered to the other party by facsimile transmission of a copy thereof that bears the signature of the party so delivering it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.



UNIVERSAL DISPLAY CORPORATION         PPG INDUSTRIES, INC.



By:    /s/ Steven V. Abramson            By: /s/ Howard I. Roe
       --------------------------            ---------------------------------

NAME:  Steven V. Abramson             NAME:  Howard I. Roe
       --------------------------            ---------------------------------

TITLE: President                      TITLE: Director, Commercial Development
       --------------------------            ---------------------------------

DATE:  October 31, 2000               DATE:  October 31, 2000
       --------------------------            ---------------------------------

                                                                    CONFIDENTIAL


                                    EXHIBIT A

                               PPG'S PRODUCT COSTS

CATEGORIES

Raw Materials or Second Supply Source Cost
Reactor and/or Purification Unit Time:
  Labor (Benefits, Employee Expenses, Training, Meeting Expense, Payroll admin) Operating Supplies (Office Supplies, Lab supplies, pilot plant)
  Manufacturing Unit Depreciation
  Maintenance
  Facilities Charges (Utilities and other service charges from group, storeroom) Software purchases and maintenance (DP services, computer center etc.) Professional Services (Safety, Process etc.)
Analytical Charges
Packaging Cost
  Containers
  Shipping boxes
  Labor

                                    EXHIBIT B

                              KNOWN OLED CHEMICALS

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

FOR DISCUSSION PURPOSES ONLY                           DRAFT OF OCTOBER 23, 2000


                                    EXHIBIT C

                              UDC CHEMICAL PATENTS

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]